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                                                                Exhibit 10.9


                          CHANGE OF CONTROL AGREEMENT

         THIS AGREEMENT, made as of the 16th day of June, 1992, by and between FIRST NATIONAL BANCORP (hereinafter referred to as "Company") and BRYAN F. BELL (hereinafter referred to as "Employee"), establishes a severance arrangement between the parties in the event of a change of control of Company.

                                  WITNESSETH:

         WHEREAS, Employee has rendered valuable service to the Company or its subsidiaries in various executive capacities; and

         WHEREAS, Company desires to induce Employee to remain in his current employment by providing Employee a measure of security; and

         WHEREAS, Company wants to continue to have the benefits of Employee's full time and attention to the affairs of Company without diversion due to concerns about a possible change of control;

         NOW, THEREFORE, in consideration of ONE DOLLAR and other good and valuable consideration, receipt of which is hereby acknowledged, Company and Employee agree as follows:

         1. PAYMENT OF SEVERANCE AMOUNT. If the Employee's employment by the Company or any subsidiary or successor of the Company shall be subject to an Involuntary Termination within the Covered Period, then the Company shall pay to the Employee an amount equal to the Severance Amount, payable within 15 days after the Termination Date. In addition, Employee will immediately be entitled to payment of the Severance Amount and the other benefits hereunder if, following a Change of Control, any successor to Company refuses to acknowledge and accept the obligations of Company hereunder either directly or by operation of law. If for any reason or no reason, the Company takes the position that some or all of the benefits provided hereunder are not due and owing to Employee or that it will not pay Employee any or all of the benefits provided hereunder, Employee may, at his discretion, submit the resolution of such dispute to arbitration as provided in Paragraph 5 below by notifying Company in writing of his intent to do so.

         2. DEFINITIONS. All the terms defined in this Paragraph 2 shall have the meanings given below throughout this Agreement.

         (a) An "AFFILIATE" shall mean any entity which owns or controls, is owned by or is under common ownership or control with, the Company.

         (b) "BASE ANNUAL SALARY" shall, as determined on the Termination Date, be equal to the greater of:
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         i.      the Employee's annual salary excluding bonuses and special incentive payments on the date of the earliest Change of Control to occur during the Covered Period; or

         ii. the Employee's annual salary excluding bonuses and special incentive payments on the Termination Date.

        (c)     "CHANGE IN DUTIES" shall mean any one or more of the following:

         i. a significant change in the nature or scope of the Employee's authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

         ii. a reduction in the Employee's Base Annual Salary from that provided to him immediately prior to the date on which a Change of Control occurs;

         iii. any diminution in the Employee's eligibility to participate or level of participation in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation, from the greater of:

                 -the opportunities provided by the Company (including its subsidiaries) for executives with comparable duties; or

                 -the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

         iv. a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Employee, from the greater of:

                 -the employee benefits and perquisites provided by the Company (including its subsidiaries) to executives with comparable duties; or

                 -the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change in Control occurs;

         v. a change in the location of the Employee's principal place of employment by the Company (including its subsidiaries) by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs to which Employee has not agreed;

         vi.     any reduction in the Employee's title with Company;


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         vii. if Employee, because of any change in circumstances resulting from a Change of Control, is adversely affected with respect to his ability to exercise the authorities, powers, functions or duties attached to his position immediately prior to the date on which a Change of Control occurs.

         (d)     A "CHANGE OF CONTROL" shall be deemed to have occurred if:

         i. any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")(other than the Company, any subsidiary of the Company, or any employee benefit plan, as defined in ERISA, of any of the foregoing) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

         ii. as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

         iii. the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (x) affiliates within the meaning of the Exchange Act or (y) any party to the merger or consolidation;

         iv. a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

         v. the Company transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Company.

         (e) "COVERED PERIOD" for the Employee shall mean two years following the occurrence of any Change of Control, including a Change of Control following another/other Change(s) of Control.

         (f)     "INVOLUNTARY TERMINATION" shall mean any termination which:

         i. does not result from a resignation by the Employee (other than a resignation pursuant to clause ii of this subparagraph (f)); or


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         ii.     results from a resignation following any Change in Duties;
         provided, however, the term "Involuntary Termination" shall not include:

                 x.       a Termination for Cause, or

                 y. any termination as a result of death, disability, or normal retirement pursuant to a retirement plan to which the Employee was subject prior to any Change in Control.

         (g) "SEVERANCE AMOUNT" is equal to one hundred percent (100%) of the Employee's Base Annual Salary, plus an amount equal to the average of the annual amounts Employee was awarded during the preceding three years under the Company's Senior Management Incentive Compensation Plan.

         (h) "TERMINATION FOR CAUSE" shall mean only a termination as a result of fraud, gross negligence, gross dereliction of duties, misappropriation of or intentional material damage to the property or business of the Company (including its subsidiaries), or a commission of a felony by the Employee. In the event that the Company takes the position that there is a Termination for Cause, the Company shall so notify the Employee in writing at the Termination Date and Employee may, at his discretion, submit the determination of such matter to arbitration by notification to Company that he elects his rights pursuant to Paragraph 5 below within thirty (30) days after the receipt of such notification.

         (i) "VOTING SECURITIES" shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

         3. OTHER EMPLOYEE BENEFITS. If the Employee's employment by the Company or any subsidiary or successor of the Company shall be subject to an Involuntary Termination within the Covered Period, then the following provisions shall also apply:

         (a) MEDICAL, DENTAL, LIFE INSURANCE AND LONG-TERM DISABILITY BENEFITS. To the extent that the Employee or any of the Employee's dependents may be covered under the terms of any medical, dental, life insurance or long-term disability plans of the Company (or any subsidiary) for active employees immediately prior to the termination, the Company will provide the Employee and those dependents with equivalent coverages for twenty-four (24) months from the termination. The coverages may be procured directly by the Company (or any subsidiary, if appropriate) apart from, and outside of the terms of the plans themselves; provided that the Employee and the Employee's dependents comply with all of the conditions of the medical, dental, life insurance or long-term disability plans. In consideration for these benefits, the Employee must make contributions equal to those required from time to time from active employees of Company (or its subsidiaries) for

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equivalent coverages under the medical, dental, life insurance, or long-term disability plans. Company shall not be entitled to amend or modify the benefits for Employee or any of his dependents or any of the terms or conditions thereof without the prior written consent of Employee. The foregoing health benefits are not intended to be a substitute for any benefits required under COBRA. Notwithstanding the foregoing, Employee's rights to the foregoing benefits shall terminate as to any benefit for which he becomes entitled to substantially similar benefits on substantially similar terms, without limitations or exclusions for pre-existing conditions or similar limitations, through a program of a subsequent employer.

         (b) PROFIT-SHARING PLANS. An amount equal to the amount of the Employee's account balance which is not vested under any profit-sharing plans (including, without limitation, plans with 401k arrangements) maintained by Company immediately prior to the termination of Employee shall be paid by Company to Employee within 15 days after the Termination Date. Such amount shall be repaid by Employee to Company, without interest, in the event that the profit-sharing plan(s) is/are terminated and Employee receives distribution of his fully vested account from a terminated plan. In addition, at each of the two consecutive plan year ends the first of which coincides with or next follows the Termination Date, Company shall pay to Employee (within 15 days after the end of the plan year) the amounts which Employee would have been allocated under the profit-sharing plans from contributions (including, without limitation, matching contributions under any 401(k) plan or arrangement) made by the Company for such plan years had Employee not been terminated, had he continued to earn the Base Annual Salary, and had he elected to make employee deferrals to any 401(k) plan at the level such deferrals were made by Employee immediately prior to his termination. In addition, if the Employee has, or should have, an Excess Benefit Account under the First National Bancorp Excess Benefits Plan (the "Excess Plan") or similar account under any other deferred compensation plan which is designed to supplement the Company's 401(k) plan, the entire account, including any nonvested portion, shall be paid by Company to Employee within 15 days after the Termination Date. If, at the two consecutive plan year ends of the Excess Plan (or other deferred compensation plan, as applicable) the first of which coincides with or next follows the Termination Date, Employee's Excess Benefit Account, or similar account under any other deferred compensation plan, would have been credited with amounts (based on Employee's Base Salary Amount and employee deferrals to any 401(k) and other deferred compensation plans at the level such deferrals were made by Employee immediately prior to his termination) if Employee had not been terminated, then Company shall pay to Employee said amounts within 15 days after the end of each respective plan year. The Excess Plan shall be deemed amended to reflect the above provisions as applicable to Employee and the provisions shall also apply to any deferred compensation plan which is subsequently adopted by Company under which Employee participates.

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         (c)     PENSION PLAN.  The Company's pension plan is currently being terminated, and Employee's accrued benefits thereunder will be fully vested upon such termination. If a Change of Control occurs prior to the date on which all the assets under the pension plan have been used to provide benefits under the pension plan, and if there is an Involuntary Termination of Employee during the Covered Period, then the following provisions shall apply:

           (i) If excess assets (amounts which exceed the accrued benefits of the participants under the pension plan's formula) are allocated and/or distributed to participants of the pension plan, Company shall pay to Employee, at such times as the allocations and/or distributions of excess assets are made, any amounts Employee would have been entitled to as a participant under the pension plan were it not for limitations contained in the pension plan or law applicable to the pension plan.

           (ii) The present value of Employee's fully vested benefits (determined as of the Termination Date using the Base Salary
           Amount as two of the five highest consecutive years, and using the actuarial assumptions then in effect) under the Supplemental Executive Retirement Plan for First National Bancorp (the "SERP") shall be paid by Company within fifteen days after the Termination Date. This amount shall be paid to Employee even if it exceeds the amount otherwise payable under the terms of the SERP.

         (d) STOCK PLANS. Employee shall receive full vesting and all restrictions against Employee shall lapse with respect to and under any stock plans maintained by Company immediately prior to the Termination Date.
Employee shall have six months following the Termination Date in which to exercise the rights granted below. The six-month exercise period shall apply notwithstanding any shorter exercise period which may be provided for under the stock option agreement in the case of Employee's termination of employment. To the extent that the provision set forth in the previous sentence conflicts with Employee's stock option agreement, the stock option agreement is deemed amended and the provision in the previous sentence shall control. Provided, however, the exercise period shall in no event be extended beyond the date on which the option would expire under the stock option agreement if Employee had not been terminated. During the six-month period (or shorter period if the options would expire within such shorter period under the stock option agreement if Employee had not been terminated) following the Termination Date, the Employee shall be entitled to elect one (but not more than one) of the following alternatives:

         (1) To exercise any stock options not exercised prior to the Termination Date;

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         (2)     To make a written demand for payment by Company of an amount equal to the difference between the value of the stock which is subject to the options and the exercise price for the stock subject to said options. For this purpose, the "value" of the stock subject to the options shall be the greatest of (i) the fair market value of the stock on the date Employee demands payment hereunder, or (ii) the highest fair market value of the stock on the date any Change of Control occurred, or (iii) the highest consideration (whether in cash or in kind) paid in connection with any Change of Control event to any shareholder of Company for such shareholder's shares of stock in Company by the "person" or "group," as determined in accordance with
                 Section 13(d)(3) of the Exchange Act, which attained control pursuant to said Change of Control event. Company shall make payment of the appropriate amount, as determined above, within 15 days after Employee makes the written demand.

         (e) MISCELLANEOUS BENEFITS. Employee may continue using any Company-owned automobile and any Company-provided country club privileges through the end of the month in which the Termination Date occurs.

         (f) OTHER EMPLOYEE BENEFITS. The benefits hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, a severance pay plan which is independent of a Change of Control) to which Employee may be entitled by reason of his continuing employment with Company or the termination of his employment with Company, and no other such benefit by reason of such employment shall be affected or reduced because of the benefits bestowed by this Agreement; provided, however, that the foregoing will not be interpreted to require duplicative medical benefits.

         4. GOLDEN PARACHUTE PAYMENT. It is the intention of the parties that the Severance Amount payments and other payments under this Agreement are reasonable compensation for Employee's service to Company and its subsidiaries and shall not constitute "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder. If the independent accountants acting as auditors for the Company on the date of a Change of Control (or another accounting firm designated by them) determine that the Severance Amount payments or other payments under this Agreement constitute "excess parachute payments" (without taking into account any amounts in excess of 299 percent (299%) of the "base amount," as defined in Section 280G(b)(3) which might otherwise be "reasonable compensation" within the meaning of Section 280G(b)(4)), then the payments under this Agreement shall, in lieu of the payments otherwise due, be increased to the sum of (a) the base amount, as defined in Section 280G(b)(3), plus (b) an amount equal to the



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quotient of (i) the "excess parachute payment," as defined in Section 280G(b), divided by (ii) one (1) minus the rate of tax (expressed as a decimal) imposed under Code Section 4999. The purpose of the preceding sentence is that payments hereunder are "grossed up" so that Employee will receive all amounts due under this Agreement without diminution by reason of taxes imposed under
Section 4999.

         5.      ARBITRATION AND LITIGATION.

         (a) Arbitration is not required of Employee to resolve any dispute with Company hereunder, but is merely an alternative to resolve the dispute available to Employee if he elects to use it. Company shall have no right to avail itself of arbitration unless Employee agrees to arbitration. All arbitrations pursuant to this Agreement shall be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties shall agree upon one, or by three arbitrators, one appointed by each party, and a third arbitrator appointed by th two arbitrators selected by the parties, all arbitrators from a panel proposed by the American Arbitration Association. If any party shall fail to appoint an arbitrator within thirty (30) days after it is notified to do so, then the arbitration shall be accomplished by a single arbitrator. Unless otherwise agreed by the parties hereto, all arbitration proceedings shall be held in Gainesville, Georgia. Each party agrees to comply with any award rendered in such proceeding. The decision of the arbitrator(s) shall be tendered within sixty
(60) days after final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes. If Employee is entitled to any award pursuant to the determination reached in the arbitration proceeding, he shall be entitled to payment by Company of all attorney's fees, costs and other out-of-pocket expenses incurred in connection with the arbitration.

         (b) In the event that any dispute hereunder is resolved through litigation, and Employee's position in such litigation is sustained to any extent by the court, then Company agrees that it shall pay all of Employee's attorney's fees, court costs and other out-of-pocket expenses relating to the litigation.

         6. NOTICES. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company to:

         First National Bancorp
         P.O. Drawer 937
         Gainesville, Georgia 30503


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         Attention:  Secretary of First National Bancorp, or its successor, with copies to the President of First National Bancorp, or its successor and the President of The First National Bank of Gainesville, or its successor.

         If to the Employee to:                    Bryan F. Bell
                                                   P. O. Box 213
                                                   3060 Stillwater Drive, N.W.
                                                   Gainesville, GA  30503-0213

or to such other address as either party may furnish to the other in writing, except that notice of changes of address shall be effective only upon receipt.

         7. APPLICABLE LAW. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Georgia.

         8. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

         9. WITHHOLDING OF TAXES; SET-OFF. Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling. The right of Employee to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counterclaim, recoupment, defense, duty to mitigate, or other rights Company may have against him or anyone else.

         10. NOT AN EMPLOYMENT AGREEMENT; SUBSEQUENT EMPLOYMENT. Nothing in this Agreement shall give the Employee any rights (or impose any obligations) to continued employment by the Company or any subsidiary or successor of the Company, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Employee for the Company or any subsidiary or successor of the Company. Employee's right to receive benefits under this Agreement shall not be reduced by Employee's employment with any other employer after terminating employment with the Company. Any compensation for services rendered or consulting fees earned after the date of termination shall not diminish Employee's right to receive all amounts due hereunder.

         11. NO ASSIGNMENT. The Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent


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and distribution.  In the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement will inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         12. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless etither (i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (ii) the company shall provide, through the establishment of a separate reserve for the payment in full of all amounts which are or may reasonably be expected to become payable to the Employee under this Agreement.

         13. EMPLOYEE'S INDEMNITY. Employee shall be entitled to the indemnity provided to officers of Company immediately prior to the Change of Control. Any changes to Company's bylaws or otherwise which reduce any indemnity granted to officers shall not affect the rights granted hereunder. Company shall not reduce any of Employee's indemnity benefits without the prior written consent of Employee. Any references to Georgia law in the bylaws of Company or other documents granting indemnity to Employee shall be deemed to be references as of the date of this Agreement, and any amendments to Georgia law, including a revocation thereof, shall not reduce the indemnity benefits granted hereunder.

         14. COSTS OF ENFORCEMENT; INTEREST. Subject to the provisions of Paragraph 5 above, in the event the Employee collects any part of the Severance Amount or other benefits hereunder or otherwise enforces the terms of this Agreement through a lawyer or lawyers, Company will pay all costs of such collection or enforcement, including reasonable legal fees incurred by the Employee. In addition, Company shall pay to Employee interest on all or any part of the Severance Amount or other benefits hereunder that is not paid when due at a rate equal to the Prime Rate as announced by The First National Bank of Gainesville or its successors from time to time.

         15. TERM. This Agreement shall be effective as of the date first above written and shall remain in effect for a period of three years. Notwithstanding anything herein to the contrary, in the event of a Change of Control during the initial, or any subsequent, term of this Agreement, this Agreement shall remain in effect until the later of (a) the end of the term of the Agreement or (b) the day after the last day in the Covered Period. This


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Agreement, unless terminated as provided below, shall be automatically renewed to add an additional year after each year expires, so that the term is always three years, without further action by the Employee or the Company. This Agreement can be terminated only by either party giving the other notice on or before June 30 of the year of termination. If the agreement is terminated under the preceding sentence, the term shall continue for two years after the end of the year in which the notice of termination was given. If notice of termination is given after June 30 of a year, then the term of the Agreement shall continue for three years after the end of the year in which the notice of termination was given.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                             FIRST NATIONAL BANCORP


                                             By:   /s/ Richard A. McNeece
                                                 ---------------------------
                                             Its:  Chairman of the Board



                                                   /s/ Bryan F. Bell
                                             --------------------------------
                                                       BRYAN F. BELL

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